As filed with the Securities and Exchange Commission on April 26, 2017
Registration Nos. 333-59714 and 333-120883

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS NO. 3
TO
FORM S-8

REGISTRATION STATEMENTS
UNDER
THE SECURITIES ACT OF 1933
T. ROWE PRICE GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	52-2264646
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

100 East Pratt Street
Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)
T. ROWE PRICE GROUP, INC. 2001 STOCK INCENTIVE PLAN
T. ROWE PRICE GROUP, INC. 2012 LONG-TERM INCENTIVE PLAN
(Full title of plans)

(Name, address and telephone number of agent for service)	(Copy to:)
William J. Stromberg	R.W. Smith, Jr., Esquire
President and Chief Executive Officer	DLA Piper LLP (US)
T. Rowe Price Group, Inc.	6225 Smith Avenue
100 East Pratt Street	Baltimore, Maryland 21209-3600
Baltimore, Maryland 21202	(410) 580-3000
(410) 345-2000
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTES
The Registrant filed a registration statement on Form S-8 (file no. 333-59714) on April 27, 2001 and a registration statement on Form S-8 (file no. 333-120883) on December 1, 2004 (the “Registration Statements”) with the Securities and Exchange Commission (the “Commission”) to register, in the aggregate, 32,984,745 shares of the Registrant’s common stock, par value $.20 per share (the “Common Stock”) (adjusted through the date of this filing for stock splits and anti-dilution provisions), for offer or sale pursuant to the Registrant’s 2001 Stock Incentive Plan (the “2001 Plan”). Requisite registration fees were paid at that time to register the securities.
The Registrant has since adopted the T. Rowe Price Group, Inc. 2012 Long-Term Incentive Plan (the “2012 Plan”) effective April 24, 2012 (the “Approval Date”). The 2001 Plan expired effective as of February 7, 2011, such that no new awards respecting shares of the Registrant’s Common Stock were issuable after that date. Under the terms of the 2012 Plan, (i) any shares of Common Stock that are subject to awards granted under the 2001 Plan that, on or after the Approval Date, are forfeited, expired, canceled or settled in cash without delivery of shares of Common Stock, (ii) any shares of Common Stock tendered to satisfy the exercise price or withheld to satisfy the tax withholding obligations in connection with awards outstanding under the 2001 Plan on the Approval Date, and (iii) any shares of Common Stock issued under an award outstanding under the 2001 Plan on the Approval Date that are forfeited back to the Registrant after delivery because of the failure to meet an award contingency or condition, shall become eligible for issuance under the 2012 Plan (collectively, the “Recycled Shares”). The Registrant believes that the potential number of Recycled Shares will not exceed 5,734,150 shares of the Registrant’s Common Stock.
Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements, the Registrant is filing these Post-Effective Amendments No. 3 to the Registration Statements to reflect that the Recycled Shares previously available for issuance under the Registration Statements will no longer be issued under the 2001 Plan and may instead become available for issuance in the future under the 2012 Plan.
These Post-Effective Amendments to the Registration Statements shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 464 under the Securities Act of 1933. In accordance with SEC Compliance and Disclosure Interpretation 126.43, no new filing fee is due with respect to these Post-Effective Amendments.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, T. Rowe Price Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments No. 3 to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 26th day of April, 2017.

T. ROWE PRICE GROUP, INC.

By: /s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of T. Rowe Price Group, Inc., a Maryland corporation, constitute and appoint William J. Stromberg, Kenneth V. Moreland, Jessica M. Hiebler and Joan Flister, or any one of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, (i) to sign for the undersigned in their respective names as directors and officers of T. Rowe Price Group, Inc., its Registration Statement on Form S-8, any amendment (including post-effective amendments) or supplement thereto, and any Post-Effective Amendments to Registration Statements on Form S-8, relating to the offer and sale of common stock of T. Rowe Price Group, Inc. pursuant to the 2012 Long-Term Incentive Plan, the 1986 Employee Stock Purchase Plan, or the 2017 Non-Employee Director Equity Plan, and (ii) to sign for the undersigned in their respective names as directors and officers of T. Rowe Price Group, Inc., Post-Effective Amendments No. 3 to the Registration Statements on Form S-8 for the Registrant’s 2001 Stock Incentive Plan (file nos. 333-59714 and 333-120883), and Post-Effective Amendments No. 2 to the Registration Statements on Form S-8 for the Registrant’s 2004 Stock Incentive Plan (file nos. 333-120882 and 333-167317) to disclose a material change in the plan of distribution for the shares registered under the registration statements in that the registration statements will also cover the issuance of shares that become authorized for issuance under the 2012 Long-Term Incentive Plan upon the expiration, termination or cancellation of awards outstanding under the 2001 Stock Incentive Plan and/or the 2004 Stock Incentive Plan, each to be filed with the Securities and Exchange Commission under the Securities Act of 1933. We hereby confirm all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.

Signature	Title	Date

Chief Executive Officer, President and Director
/s/ William J. Stromberg	(Principal Executive Officer)	April 26, 2017
William J. Stromberg

Vice President, Chief Financial Officer and Treasurer
/s/ Kenneth V. Moreland	(Principal Financial Officer)	April 26, 2017
Kenneth V. Moreland

Vice President
/s/ Jessica M. Hiebler	(Principal Accounting Officer)	April 26, 2017
Jessica M. Hiebler

/s/ Mark S. Bartlett	Director	April 26, 2017
Mark S. Bartlett

/s/ Edward C. Bernard	Director	April 26, 2017
Edward C. Bernard

/s/ Mary K. Bush	Director	April 26, 2017
Mary K. Bush

/s/ H. Lawrence Culp, Jr.	Director	April 26, 2017
H. Lawrence Culp, Jr.

/s/ Freeman A. Hrabowski, III	Director	April 26, 2017
Freeman A. Hrabowski, III

/s/ Robert F. MacLellan	Director	April 26, 2017
Robert F. MacLellan

/s/ Brian C. Rogers	Director	April 26, 2017
Brian C. Rogers

/s/ Olympia J. Snowe	Director	April 26, 2017
Olympia J. Snowe

/s/ Dwight S. Taylor	Director	April 26, 2017
Dwight S. Taylor

/s/ Anne Marie Whittemore	Director	April 26, 2017
Anne Marie Whittemore

/s/ Sandra S. Wijnberg	Director	April 26, 2017
Sandra S. Wijnberg

/s/ Alan D. Wilson	Director	April 26, 2017
Alan D. Wilson

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